SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
January 23, 2003

SWS GROUP, INC.
(Exact name of Registrant as specified in its charter)

DELAWARE	No. 0-19483	No. 75-2040825
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS employer Identification No.)

1201 ELM STREET, SUITE 3500
DALLAS, TEXAS 75270
(Address, including zip code, of principal executive office)

Registrants’ telephone number, including area code:
214-859-1800

Not applicable
(Registrant’s former name or address, if changed since last report)

Item 5.    OTHER EVENTS.

On January 23, 2003, SWS Group, Inc. (“SWS”) issued a press release containing the following:

For the quarter ended December 31, 2002, SWS reported net income of $849,000, or diluted earnings per share of 5 cents, on revenues of $66.4 million compared with net income of $822,000, or diluted earnings per share of 5 cents, on revenues of $91 million in the prior year’s second quarter.

Prior year figures include a loss of $2.6 million for Westwood Holdings Group, a subsidiary that was spun-off to shareholders, and a non-cash gain of $3 million, net of tax, on the sale of common stock held in Knight Trading Group, Inc. Prior year results were also restated as a result of converting the firm’s investment in a software company to the equity method of accounting.

For the first half of fiscal 2003, SWS recorded revenues of $132.1 million, net income of $539,000 and diluted earnings per share of 3 cents, compared with revenues of $178.4 million, net income of $2.8 million and diluted earnings per share of 16 cents in the same period of the prior fiscal year.

Fiscal-year-to-date transactions processed by SWS Securities, Inc. totaled 14.1 million compared with 27.1 million in the prior year period. During the quarter, the company repurchased 94,100 shares of its common stock at an average price of $12.72 per share. The company has 336,200 shares of authorization remaining under the stock buy-back program. Book value per share was $14.71 compared with $16.93 a year ago. Last year’s book value figure includes Westwood.

Item 7. EXHIBITS.

(c) Exhibits.

            Exhibit 99. SWS Group, Inc. Press Release issued January 23, 2003.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SWS GROUP, INC.
Date:    January 23, 2003

By:    /s/    Kenneth R. Hanks

        Kenneth R. Hanks
        Executive Vice President, Chief Financial Officer and
            Treasurer

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION OF EXHIBIT

99	SWSGroup, Inc. Press Release issued January 23, 2003